Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 File Nos. 333-287986, 333-257340, 333-265950, and 333-283453 and on Form S-1 File No. 333-282387 of Agrify Corporation (now known as RYTHM, Inc.), of our report, dated March 21, 2025, relating to the consolidated financial statements of Agrify Corporation as of December 31, 2024 and for the year then ended, and the retrospective adjustments to the 2023 consolidated financial statements described in Notes 1 and 6, except for the retroactive impact of the reverse stock split on October 8, 2024, as to which the date is March 27, 2025, and for the retrospective adjustments related to the discontinued operations of the Extraction Business described in Notes 1 and 6, as to which the date is October 8, 2025, which report is included on this Form 8-K of RYTHM, Inc. (formerly known as Agrify Corporation).

/s/ GuzmanGray

GuzmanGray

Costa Mesa, California

October 8, 2025